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                        DEFERRED COMPENSATION AGREEMENT





         AGREEMENT entered into as of the ____ day of _____, 1996, by and between RITE AID CORPORATION, with offices at 30 Hunter Lane, Camp Hill, Pennsylvania 17011 ("Corporation"), and the employee named on the signature page of this Agreement ("Employee").

         WHEREAS, Employee is rendering and Corporation desires that Employee continue to render valuable services to Corporation; and

         WHEREAS, to assist Employee in providing for the contingencies of death, disability and old age dependency, Corporation and Employee desire to enter into this Agreement ("Agreement") to provide Employee with deferred compensation.

         NOW, THEREFORE, Corporation and Employee hereby agree as follows:
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         1.      (a)      In the event that Employee's employment with
Corporation terminates after Employee has reached age sixty five (65) and has completed at least twenty (20) years of service with Corporation, Employee shall be entitled to retirement ("Retirement") with the compensation provided in this Agreement. In such event, the Corporation shall pay to Employee, monthly, an amount equal to one twelfth (1/12) of _____ (__%) percent of the average of the three (3) highest annual base salaries paid or accrued in respect of three (3) fiscal years of the Corporation within the last ten (10) fiscal years of the Corporation prior to termination of Employee's employment; provided, however, that in the event Employee's Retirement commences after at least six (6) months of the fiscal year in which Employee's Retirement takes place have elapsed, that fiscal year shall be included as the tenth year in the calculation of the Retirement Allowance and Employee shall be deemed to have been paid an annual base salary for that entire fiscal year at the highest rate paid to Employee in that fiscal year. The monthly amount of such payments shall hereinafter be referred to as the "Retirement Allowance". Monthly payments of Retirement Allowance shall commence on the first day of the month next following Employee's Retirement and shall continue for one hundred eighty (180) months. All payments of Retirement Allowance





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under this Agreement shall be made subject to such withholding and deductions as may be required by law.

         (b) If the Employee's service with the Corporation is terminated or suspended by reason of disability ("Disability"), then regardless of the Employee's age or length of service, and provided Employee is not then receiving disability payments under Corporation's Long Term Disability Plan, if requested by Employee and if approved by the Board of Directors in its sole discretion, Corporation shall pay to Employee, monthly, commencing on the first day of the third month next following its receipt of Employee's request, so much of the Retirement Allowance (determined at the date of Employee's Disability) as the Board of Directors shall deem appropriate. Such monthly payments shall continue until the earlier of: (i) the cessation of Employee's Disability (whether or not Employee returns to active employment with Corporation or with another employer) or (ii) the payment of an aggregate amount of the product of 180 and the Retirement Allowance or (ii) Employee's death.

         Employee shall be deemed to have incurred a Disability only if according to certification of competent medical authority approved or selected by Corporation's Board of





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Directors ("Board of Directors"), Employee is incapable of performing normal duties with Corporation by reason of a medically determinable physical or mental impairment which will persist for an indeterminate period of time.

         (c) If after receiving monthly Disability payments under this Agreement, Employee returns to employment with Corporation, the total dollar amount of Retirement Allowance received by Employee during Employee's Disability shall, in any manner deemed equitable by the Board of Directors, be subtracted from the aggregate Retirement Allowance to which Employee may later become entitled at such time as that Retirement Allowance becomes payable under this Agreement. However, there shall not be subtracted from the Retirement Allowance any payments received under any other disability insurance or program not arising out of this Agreement.

         2.      (a)      If Employee dies while employed by Corporation or
while subject to a Disability, Corporation shall pay to Employee's beneficiary designated pursuant to Section 5 or as otherwise provided in that Section, a Retirement Allowance the amount of which shall be calculated as if the death had occurred (i) after Employee had completed twenty (20) years of service with Corporation and (ii) after Employee had





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reached age sixty five (65), reduced by one-180th of the aggregate amount, if any, paid to Employee under Section 1(b). Monthly payment of that Retirement Allowance shall commence on the first day of the month next following the date of Employee's death and shall continue for one hundred eighty (180) months.

                 (b) If Employee dies after payments under Section 1 have commenced, but before payments have been completed, the remaining payments shall be continued to Employee's beneficiary designated pursuant to Section 5 or as otherwise provided in that Section.

         3. If Employee's employment with Corporation terminates for any reason other than Retirement, disability or death, this Agreement shall terminate and no benefits shall be payable to Employee or to any person or entity claiming by, from or through Employee.

         4. If at any time Employee is discharged for good cause by Corporation with the acquiescence of the Board of Directors, or if subsequent to Employee's retirement, disability or death, it is discovered that Employee committed an act which could have resulted in Employee's discharge for





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good cause by Corporation, had it been known to Corporation, this Agreement shall terminate and any and all rights and benefits of Employee and of any person claiming by, from or through Employee under this Agreement shall be forfeited and any benefits then being paid or to be paid in the future shall cease. In the case of an after-discovered fact, the Board of Directors shall determine whether there has been an act which would have justified a discharge for good cause, using reasonable and non-discriminatory standards.

         5. Employee shall designate in writing on a form delivered to the Board of Directors (Attention: Chairman) a beneficiary or beneficiaries and successor beneficiaries (including address) to receive the benefits, if any, payable under this Agreement upon Employee's death. The Board of Directors shall decide which beneficiary or beneficiaries, if any, shall have been validly designated. Such designation of beneficiary may be revoked and changed by Employee, from time to time, in writing on a form delivered to the Board of Directors (Attention: Chairman), and shall be revoked automatically if the designated beneficiary or beneficiaries predecease Employee, in which case a new designation of beneficiary or beneficiaries may be made. If, at the time of Employee's death no designation of beneficiary is then in





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effect, or following Employee's death, upon the death of all successor beneficiaries designated by Employee, all remaining Retirement Allowance shall be paid to Employee's estate.

         6. Employee's rights under this Agreement and the rights of Employee's beneficiary or estate may not be assigned, transferred, pledged or encumbered.

         7. In determining Employee's length of service with Corporation for purposes of this Agreement there shall be counted any period of: (a) employment with any business entity controlling, controlled by or under common control with Corporation; (b) employment with any business entity at the request of Corporation; (c) service prior to the date of this Agreement with any business entity referred to in (a) and (b) of this Section and (d) any period of Disability (whether or not payments of the Retirement Allowance were made to Employee as a result thereof).

         8. Nothing contained in this Agreement shall be construed as conferring upon Employee the right to continue in the employ of Corporation in any capacity and the employment rights of Employee shall be determined as if this Agreement had never been executed.





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         9.      If at any time after Retirement Employee, without the prior consent of the Board of Directors, undertakes employment with or provides consulting or advisory services to any person or entity engaged in the continental United States: (a) in any business in which Corporation or any entity, employment with which would, for purposes of this Agreement, constitute employment by the Corporation, is engaged (whether or not in competition with Corporation or such entity) or (b) in the operation of pharmacy benefit manager, Employee's right to any remaining Retirement Allowance otherwise payable under this Agreement shall at that time cease and terminate permanently. The provisions of this Section 9 shall not be applicable with respect to employment by or consulting services to a trade association of persons or entities referred to in (a) of this Section.

         10. The benefits, if any, payable to Employee in accordance with this Agreement shall not constitute a segregation of funds or other property for the benefit of Employee or of any person or entity claiming by, from or through Employee. Nothing contained in this Agreement and no action taken pursuant to the provision of this Agreement shall create or be construed as creating a trust of any kind or a fiduciary relationship between Corporation and Employee





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or any person or entity claiming by, from or through Employee and neither
Employee nor any person or entity claiming by, from or through Employee shall have rights with respect to the benefits under this Agreement greater than the rights of an unsecured general creditor of the Corporation.

         11. (a) The Board of Directors shall have full power and authority to interpret, construe and administer this Agreement and shall not be liable to Employee or any person or entity claiming by, from or through Employee for any action taken or omitted in connection with the interpretation, construction or administration or this Agreement and no action taken or omitted by the Board of Directors in connection with the interpretation, construction or administration of any similar or dissimilar agreement between Corporation and any other employee of Corporation shall by reason of this Agreement create any cause of action in Employee or any person or entity claiming by, from or through Employee. All decisions, interpretations and actions of the Board of Directors taken in connection with this Agreement, including any claims for benefits made under this Agreement, shall be conclusive, final and binding on all parties.





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                 (b)      If the Board of Directors denies the claim of an
Employee or of any person claiming by, from or through Employee (a "Claimant") for payment of the Retirement Allowance under this Agreement, the Board of Directors shall provide written notice, within sixty (60) days after receipt of the claim, setting forth in a manner calculated to be understood by the Claimant;

                          (i)     the specific reasons for such denial;

                          (ii) the specific reference to the provisions of this Agreement on which denial is based;

                          (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

                          (iv) an explanation of this Agreement's claim review procedure and the time limitations of this subsection applicable thereto.

                 Employee or any Claimant whose claim for payment of the Retirement Allowance has been denied may request review





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by the Board of Directors of the denied claim by notifying the Board of
Directors in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the Employee or Claimant or their authorized representatives may review pertinent documents and submit issues and comments to the Board of Directors in writing. The Board of Directors shall render its decision to Employee or the Claimant in writing in a manner calculated to be understood by the Employee or Claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty (60) day period as possible, but not later than one hundred twenty (120) days after receipt of the request for review.
The decision on review shall state the specific reasons therefor and the specific Agreement references on which it is based.

         12. This Agreement shall be binding upon and inure to the benefit of this Corporation, its successors and assigns, and Employee, Employee's beneficiary, heirs, executors, administrators and legal representatives.





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         13.     Failure to insist upon strict compliance with any of the
terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

         14. If any clause, sentence, paragraph, section or part of this Agreement shall be held by any court of competent jurisdiction to be invalid, such judgment shall not affect, impair or invalidate the remainder hereof.

         15. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail; if to Employee, to the address shown on the books of Corporation; and if to Corporation, to the address shown above or such other address as Corporation may have designated in writing, or if actually received by the person to whom sent.

         16. This Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Pennsylvania





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where it is made without giving effect to principles of conflict of law.

         IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed by its duly authorized officer and Employee has hereunder set Employee's hand as of the date first above written.


RITE AID CORPORATION                       EMPLOYEE



By:
    ----------------------------           -------------------------------
     Martin L.  Grass                       Name:
     Chairman of the Board and
     Chief Executive Officer





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